   For purposes of this Exhibit 99.2, unless the context otherwise requires:

  . "we," "us," "AmerisourceBergen" and "the Company" refer to
    AmerisourceBergen Corporation and its subsidiaries on a consolidated basis after the merger described below.

  . "AmeriSource" refers to AmeriSource Health Corporation and its subsidiaries on a consolidated basis.

  . "Bergen" refers to Bergen Brunswig Corporation and its subsidiaries on a consolidated basis.

  . "Pro forma" means adjusted as if the following had been completed as of the beginning of the relevant time period: (i) the merger; (ii) certain financings; (iii) the repayment of amounts outstanding under the existing credit facilities of AmeriSource and Bergen; (iv) the closing of the new credit facility and (v) the repurchase of all outstanding Durr-Fillauer debentures pursuant to the terms of the change of control offer described below.

  . All industry statistics in this report were obtained from data prepared or provided by the National Wholesale Druggists' Association and other recognized industry sources.

                               AmerisourceBergen

   We are a leading national wholesale distributor of pharmaceutical products and related healthcare services and solutions with pro forma operating revenue (excluding bulk shipments) of approximately $32 billion, pro forma adjusted earnings before interest expense, taxes, depreciation and amortization ("Adjusted EBITDA" as defined below) of approximately $620 million and pro forma operating income of approximately $462 million for the twelve-month period ended March 31, 2001.

   We were formed in March 2001 when AmeriSource and Bergen (the "predecessor companies") announced their intent to combine in a merger-of-equals to form our company. The merger will enable us to significantly enhance our competitive position with:

  . enhanced scale of operations;

  . operating and administrative cost savings;

  . improved purchasing efficiencies;

  . improved working capital management; and

  . broadened product offering.

   As a result of the merger, we expect to achieve estimated cost savings of approximately $125 million per year by the end of the third year following the consummation of the merger from, among other things, the consolidation of distribution facilities and related working capital improvements, the elimination of duplicative administrative functions and generic inventory purchasing efficiencies. We also expect to benefit from lower financing costs as a result of the combination.

   Our greater scale of operations enhances our competitive position in our core wholesale pharmaceutical distribution business through improved access to capital, enhanced purchasing efficiencies and a broader service offering to our customers. We have several initiatives to provide additional value-added services to our customers including pharmaceutical packaging, management information and consulting services and specialty pharmaceutical product distribution and services.

   Our businesses operate in two segments. The first segment, pharmaceutical distribution, includes our core wholesale pharmaceutical drug distribution business, ASD Specialty Healthcare--our pharmaceutical alternate site distribution business and American Health Packaging--our pharmaceutical repackaging business. Pharmaceutical distribution also includes a number of smaller specialty units in areas such as management reimbursement consulting services and third party logistics services for pharmaceutical manufacturers. Our second operating segment is PharMerica, a leading national provider of institutional pharmacy services in long-term care and alternate site settings. PharMerica also provides mail-order pharmacy services to chronically and catastrophically ill patients under workers' compensation programs.

   We are attractively positioned in the market as the only national wholesale pharmaceutical distributor exclusively focused on pharmaceutical product distribution, services and solutions. We serve the following major market segments:

  . acute care hospitals and health systems;

  . independent retail pharmacies;

  . the alternate site market; and

  . national and regional retail pharmacy chains.

   We currently serve customers through a geographically diverse network of distribution centers in the United States. We are typically the primary source of supply for pharmaceutical and related products to our customers. We offer a broad range of solutions to our customers and suppliers designed to enhance the efficiency and effectiveness of their operations, allowing them to improve the delivery of healthcare to patients and consumers and lower overall costs in the pharmaceutical supply chain.

   Our customer base is geographically diverse and balanced with no single customer representing more than 7.3% of pro forma fiscal 2000 operating revenue. The merger combines two companies with complementary customer bases that have minimal overlap. We have one of the leading market positions in the acute care hospital and health systems market, which represented approximately 30% of pro forma fiscal 2000 operating revenue, and the independent retail pharmacy market, which represented approximately 29% of pro forma fiscal 2000 operating revenue. We also have a strong presence with national and regional retail pharmacy chains, which represented 17% of our pro forma fiscal 2000 operating revenue.

   In the attractive alternate site market, we supply pharmaceuticals and other related products and services to the oncology, nephrology, vaccine, plasma and other specialty healthcare markets. We serve a continuum of customers including physicians' offices and clinics, skilled nursing facilities, mail-order facilities, assisted living centers and chronically ill patients. We also provide plasma products to acute care hospitals. The alternate site market represented approximately 24% of pro forma fiscal 2000 operating revenue.

                               Industry Overview

   We have benefited from the significant growth of the full service wholesale drug industry in the United States. According to an independent third party provider of information to the pharmaceutical and healthcare industry, industry sales grew from approximately $68 billion in 1995 to approximately $140 billion in 2000 and are expected to grow to approximately $264 billion in 2005.

   The factors contributing to the growth of the full service wholesale drug industry in the United States, and other favorable industry trends, include:

  .  an aging population;

  .  the introduction of new pharmaceuticals;

  .  the increased use of outpatient drug therapy;

  .  rising pharmaceutical prices; and

  .  the expiration of patents for brand name pharmaceuticals.

   We expect wholesale drug revenue, gross margins and profitability will continue to benefit from these trends. For example, sales of pharmaceuticals to individuals over age 65, who suffer from greater incidence of chronic illnesses and disabilities and account for higher annual pharmaceutical expenditures, are expected to increase. The population in this age group is projected to increase from 35 million in 2000 to more than 39 million by the year 2010. Also, the introduction of new compounds through traditional research and development as well as the advent of new research, production and delivery methods, such as biotechnology and gene research and therapy, have been responsible for significant increases in pharmaceutical sales. We expect this trend to continue as manufacturers strive to generate new compounds and delivery methods that are more effective in treating diseases. We also expect that, consistent with historical trends, price increases on pharmaceutical products will continue to equal or exceed the overall Consumer Price Index. These price increases create opportunities for appreciation on inventory acquired in advance of price increases, thereby enhancing profitability. We also believe that gross profit margins will be favorably impacted as a significant number of patents for widely-used brand name pharmaceutical products will expire in the next several years, as generic products have historically provided a greater gross profit margin opportunity than brand name products.

                               Business Strategy

   AmerisourceBergen's business strategy is anchored in national pharmaceutical distribution and services, reinforced by the value-added healthcare solutions we provide our customers and suppliers. This focused strategy has significantly expanded our predecessors' businesses over the past five years and we believe we are well-positioned to continue to grow revenue and increase operating income through the execution of the following key elements of our business strategy:

  . Continue Growth in Existing Markets. We believe that we are well-positioned to continue to grow in our existing markets by: (i) providing superior distribution services to our customers and suppliers and (ii) delivering specific programs and services unique to each of our customer groups. We strive to provide exceptional service to our customers, which is reflected in the consistently high rankings achieved by our predecessor companies in recent customer surveys.

  .  Expand Growth Opportunities through Healthcare Solutions for
     Customers. We are continually enhancing our services and packaging these services into programs designed to enable customers to improve sales and compete more effectively. As a result of the merger, we will broaden the range of value-added solutions that AmeriSource and Bergen offered their customers. We expect to integrate complementary AmeriSource and Bergen services and programs, such as generic purchasing programs, independent retail pharmacy marketing programs and customer order and inventory management systems offered to retail pharmacies, into a comprehensive solution package consisting of the best features of existing services and programs. We intend to market these solutions to existing customers and to use the increased range of services to attract new customers.

  .  Expand Growth Opportunities through Healthcare Solutions for
     Suppliers. We have been developing solutions for suppliers to improve the efficiency of the healthcare supply chain. Programs for suppliers to assist with rapid new product launches, promotional and marketing services to accelerate product sales, custom packaging, and product data reporting are examples of value-added solutions currently offered. We believe these services will continue to expand, further contributing to our revenue and income growth. We also intend to acquire companies that deliver complementary value-added products and services to our existing customers and suppliers.

  . Improve Operating and Capital Efficiencies. We believe we already have one of the lowest operating cost structures among our major national competitors. We expect to lower our cost structure further as we consolidate our existing distribution facility network and establish new, more efficient distribution centers. We also intend to further reduce operating expenses as a percentage of revenue by eliminating duplicate administrative functions. These measures are designed to reduce marginal operating costs, to provide greater access to financing sources and to reduce the cost of capital. In addition, we believe we will continue to achieve productivity and operating income gains as we invest in and continue to implement warehouse automation technology, adopt "best practices" in warehousing activities and increase operating leverage due to increased volume per full service distribution facility.

                      The Merger and Related Transactions

   On March 16, 2001, AmeriSource and Bergen entered into an Agreement and Plan of Merger, pursuant to which AmeriSource and Bergen will be combined in a merger-of-equals to form AmerisourceBergen. We believe that the combined strengths of AmeriSource and Bergen will enable us to achieve significant operating efficiencies and produce substantial benefits for our customers and stockholders. By combining the companies, we believe we will create the potential for stronger operating results and a stronger financial condition than either company could achieve on its own.

   We expect to refinance the existing senior secured credit facilities of AmeriSource and Bergen, which had outstanding balances of $0 and $445.1 million, respectively, at March 31, 2001. The existing credit facilities and the PharMerica debt described below are expected to be refinanced with the proceeds of financings together with borrowings under a new credit facility with a syndicate of banks led by The Chase Manhattan Bank, an affiliate of J.P. Morgan Securities Inc., and Bank of America, N.A., an affiliate of Banc of America Securities LLC. The new credit facility is expected to provide aggregate commitments of $1.3 billion, of which $1 billion will consist of revolving loan commitments and $300 million will consist of term loan commitments. After the merger, we expect to make a change of control offer with respect to Bergen's $20.6 million aggregate principal amount of 7% convertible subordinated debentures due 2006 originally issued by Durr-Fillauer Medical Inc., a subsidiary of Bergen, pursuant to the terms of the applicable indenture.

   After consummation of the merger, we will be required to make a change of control offer to repurchase approximately $308.1 million aggregate principal amount of the outstanding 8 3/8% Senior Subordinated Notes due 2008 of Bergen's PharMerica subsidiary, at a purchase price equal to 101% of the principal amount thereof plus accrued and unpaid interest to the date of redemption. This report has been prepared assuming that none of the PharMerica noteholders elect to sell their securities in this change of control offer. We can provide no assurance that this will be the case, and we will repurchase any notes so tendered with the proceeds of certain financings.

   Cash funding requirements to consummate the refinancings and pay costs associated with the merger are expected to be $727.9 million, which will be provided by financings. The receipt of proceeds of the financing transactions are conditioned upon the completion of the merger.


                              Recent Developments

AmeriSource Reports Record Third Fiscal Quarter Revenues and Operating
Earnings.

   For the fiscal quarter ended June 30, 2001, revenues, excluding bulk shipments, increased 20% to a record $3.5 billion, compared to $2.9 billion for the same period in fiscal 2000. Operating income rose to a record $61.1 million for the quarter, up 28% from the year-ago period. Earnings before interest, taxes, depreciation and amortization (EBITDA), were $65.3 million for the quarter, an increase of 26% from the prior-year period. Excluding the restructuring reversal in the prior-year period, net income increased 29% compared to the fiscal 2000 quarter.

Bergen Reports Record Third Fiscal Quarter Revenues and Operating Earnings.

   For the fiscal quarter ended June 30, 2001, revenues from continuing operations, excluding bulk shipments, increased 14% to a record $5.5 billion, compared to $4.8 billion for the same period in fiscal 2000. Operating earnings from continuing operations rose to a record $98.6 million for the quarter, up 34% from the prior-year period. Earnings before interest, taxes, depreciation and amortization (EBITDA) were $115.7 million for the quarter, an increase of 23% from the prior-year period. Net earnings and earnings from continuing operations were $35.2 million for the third quarter, up 78% from last year's earnings from continuing operations of $19.7 million.

                         Risks Related to Our Business

AmerisourceBergen may not realize all of the anticipated benefits of the merger.

   The success of the merger will depend in part on our ability to realize the anticipated synergies of $125 million per year by the end of the third year of the existence of AmerisourceBergen and growth opportunities from integrating the businesses of AmeriSource and Bergen. Our success in realizing these synergies, cost savings and growth opportunities, and the timing of this realization, depends on the successful integration of AmeriSource's and Bergen's operations. Even if we are able to integrate the business operations of AmeriSource and Bergen successfully, we cannot assure you that this integration will result in the realization of the full benefits of the synergies, cost savings and growth opportunities that we currently expect to result from this integration or that these benefits will be achieved within the anticipated time frame. For example, the elimination of duplicative costs may not be possible or may take longer than anticipated and the benefits from the merger may be offset by costs incurred in integrating the companies.

Intense competition may erode our profit margins.

   The wholesale distribution of pharmaceuticals and related healthcare services is highly competitive. We compete primarily with the following:

  . national wholesale distributors of pharmaceuticals such as Cardinal
    Health, Inc. and McKesson Corporation;

  . regional and local distributors of pharmaceuticals;

  . chain drugstores that warehouse their own pharmaceuticals;

  . manufacturers who distribute their products directly to customers; and

  . other specialty distributors.

   Some of our competitors have greater financial resources than we have. Competitive pressures have contributed to a decline in our predecessors' pharmaceutical wholesale drug distribution gross profit margins on operating revenue from 5.2% in fiscal 1996 to 4.3% in fiscal 2000 on a combined basis. This trend may continue and our business could be adversely affected as a result.

   PharMerica faces competitive pressure from other market participants that are significantly larger than it is and that have significantly greater financial resources than it does. These competitive pressures could lead to a decline in gross profit margins for PharMerica in the future. In addition, there are relatively few barriers to entry in the local markets served by PharMerica, and PharMerica may encounter substantial competition from new local market entrants. These factors could adversely affect PharMerica's business in the future.

The changing United States healthcare environment may impact our revenue and income.

   Our products and services are intended to function within the structure of the healthcare financing and reimbursement system currently existing in the United States. In recent years, the healthcare industry has undergone significant changes in an effort to reduce costs and government spending. These changes include an increased reliance on managed care, cuts in Medicare funding affecting our healthcare provider customer base, consolidation of competitors, suppliers and customers, and the development of large, sophisticated purchasing groups. We expect the healthcare industry to continue to change significantly in the future. Some of these potential changes, such as a reduction in governmental support of healthcare services or adverse changes in legislation or regulations governing prescription drug pricing, healthcare services or mandated benefits, may cause healthcare industry participants to greatly reduce the amount of our products and services they purchase or the price they are willing to pay for our products and services. Changes in pharmaceutical manufacturers' pricing or distribution policies could also significantly reduce our income.

Our operating revenue and profitability may suffer upon our loss of, or the bankruptcy or insolvency of, a significant customer.

   During the fiscal year ended September 30, 2000 and the six-month period ended March 31, 2001, sales to the Veterans Administration accounted for 7.3% and 7.6%, respectively, of our pro forma operating revenue. In addition, we have contracts with group purchasing organizations ("GPOs") which represent a concentration of buying power among multiple healthcare providers. While we believe the risk of default by a federal government agency is minimal and the credit risk with a GPO contract is spread among the members of the GPO that purchase products from the Company, loss of a major federal government customer or GPO could lead to a significant reduction in revenue. We otherwise have no individual customer that accounted for more than 4.3% of our pro forma fiscal 2000 operating revenue.

Failure in our information technology systems could significantly disrupt our operations, which could reduce our customer base and result in lost revenue.

   Our success depends, in part, on the continued and uninterrupted performance of our information technology, or IT, systems. Our computer systems are vulnerable to damage from a variety of sources, including telecommunications failures, malicious human acts and natural disasters. Moreover, despite network security measures, some of our servers are potentially vulnerable to physical or electronic break-ins, computer viruses and similar disruptive problems. Despite the precautions we have taken, unanticipated problems affecting our systems could cause failures in our IT systems. Sustained or repeated system failures that interrupt our ability to process test orders, deliver test results or perform tests in a timely manner would adversely affect our reputation and result in a loss of customers and net revenue.

   In addition, the wholesale drug distribution businesses of AmeriSource and Bergen were based on different IT systems. We are in the process of evaluating the differing systems and intend to use a common IT system in the future. This process is complex and will take several years to complete. During systems conversions of this type, workflow may be temporarily interrupted, which may cause interruptions in customer service. In addition, the implementation process, including the transfer of databases and master files to new data centers, presents significant conversion risks which could cause failures in our IT systems and disrupt our operations.

Our operations may suffer if government regulations regarding pharmaceuticals change.

   The healthcare industry is highly regulated at the local, state and federal level. Consequently, we are subject to the risk of changes in various local, state, federal and international laws, which include the operating and security standards of the United States Drug Enforcement Administration, or DEA, the Food and Drug Administration, or FDA, various state boards of pharmacy and comparable agencies. These changes may affect our operations, including distribution of prescription pharmaceuticals (including certain controlled substances), operation of pharmacies and packaging of pharmaceuticals. A review of our business by regulatory authorities may result in determinations that could adversely affect the operations of the business.

If we fail to comply with extensive laws and regulations in respect of healthcare fraud, we could suffer penalties or be required to make significant changes to our operations.

   We are subject to extensive and frequently changing local, state and federal laws and regulations relating to healthcare fraud. The federal government continues to strengthen its position and scrutiny over practices involving healthcare fraud affecting the Medicare, Medicaid and other government healthcare programs. Contractual relationships with pharmaceutical manufacturers and healthcare providers subject our business to provisions of the federal Social Security Act which, among other things, (i) preclude persons from soliciting, offering, receiving or paying any remuneration in order to induce the referral of a patient for treatment or for inducing the ordering or purchasing of items or services that are in any way paid for by Medicare, Medicaid or other government-sponsored healthcare programs and (ii) impose a number of restrictions upon referring physicians and providers of designated health services under Medicare and Medicaid programs. Legislative provisions relating to healthcare fraud and abuse give federal enforcement personnel substantially increased funding, powers and remedies to pursue suspected fraud and abuse. While we believe that we are in material compliance with all applicable laws, many of the regulations applicable to us, including those relating to marketing incentives offered by pharmaceutical suppliers, are vague or indefinite and have not been interpreted by the courts. They may be interpreted or applied by a prosecutorial, regulatory or judicial authority in a manner that could require us to make changes in our operations. If we fail to comply with applicable laws and regulations, we could suffer civil and criminal penalties, including the loss of licenses or our ability to participate in Medicare, Medicaid and other federal and state healthcare programs.

If key managers leave the Company, our operating results may be adversely affected.

   We depend on our senior management. If some of these employees leave us, operating results could be adversely affected. We cannot be assured that we will be able to retain these or any other key employees.

Federal and state laws that protect patient health information may increase our costs and limit our ability to collect and use that information.

   Our activities subject us to numerous federal and state laws and regulations governing the collection, dissemination, use, security and confidentiality of patient-identifiable health information, including the federal Health Insurance Portability and Accountability Act of 1996, or HIPAA, and related rules and regulations, or Privacy Laws. For example, as part of PharMerica's pharmaceutical dispensing, medical record keeping, third party billing and other services, we collect and maintain patient-identifiable health information, which activities may trigger certain requirements under the Privacy Laws. The costs associated with our efforts to comply with the Privacy Laws could be substantial. Moreover, if we fail to comply with certain Privacy Laws, we could suffer civil and criminal penalties. We can provide no assurance that the costs incurred in complying or penalties we may incur for failure to comply with the Privacy Laws will not have a material effect on us.

Our growth may be limited if we are not able to implement our acquisition strategy.

   Since 1995, and prior to the merger of AmeriSource and Bergen, each of AmeriSource and Bergen completed several acquisitions. Through these acquisitions and other investments, AmeriSource and Bergen expanded their respective geographic presence and breadth of service offerings. We expect to continue to acquire companies as an element of our growth strategy. However, we are not currently engaged in substantive negotiations for material acquisitions. We may not however be able to identify suitable acquisition candidates or to complete acquisitions on favorable terms. We also may not be able to successfully integrate acquired businesses in a timely or efficient manner.

                         AMERISOURCEBERGEN CORPORATION
                       UNAUDITED PRO FORMA CONSOLIDATED
                        CONDENSED FINANCIAL INFORMATION

   The following unaudited pro forma consolidated condensed financial statements are presented to illustrate the effects of the merger and the financings on the historical financial position and results of operations of AmeriSource and Bergen, using the assumptions set forth below. Such information is not necessarily indicative of the financial position or results of operations of AmerisourceBergen that would have occurred if the merger and the financings had been consummated as of the dates indicated, nor should it be construed as being a representation of the future financial position or results of operations of AmerisourceBergen.

   Management expects that the benefits of the merger will include synergies to the combined entity resulting from, among other things, the consolidation of distribution facilities and related working capital improvements, the elimination of duplicate administrative functions and generic inventory purchasing efficiencies. These synergies are estimated at $125 million per year by the end of the third year following consummation of the merger. However, such synergies will be partially offset by merger-related integration expenses. The accompanying pro forma financial information does not include any adjustments to reflect these anticipated merger-related synergies or expenses.

   The unaudited pro forma information has been derived in part from, and should be read in conjunction with, the historical audited and unaudited consolidated financial statements and related notes of AmeriSource and Bergen included elsewhere in this report.

   The unaudited pro forma consolidated condensed balance sheet of AmerisourceBergen at March 31, 2001 assumes that the merger and the financings took place on that date. The unaudited pro forma consolidated condensed statements of operations of AmerisourceBergen for the year ended September 30, 2000 and the six and twelve months ended March 31, 2001 assume that the merger and the financings took place on October 1, 1999. Both AmeriSource and Bergen have a fiscal year ending September 30; therefore, the accompanying pro forma operating results represent the full fiscal 2000 and the first half of fiscal 2001 and the latest twelve months for each entity, respectively.

   In July 2001, the Financial Accounting Standards Board issued Statement
No. 141 entitled Business Combinations and Statement No. 142 entitled Goodwill and Other Intangible Assets. Accordingly, the following unaudited pro forma consolidated condensed statements of operations have been prepared under the rules to be set forth in the two new Statements.

                         AMERISOURCEBERGEN CORPORATION

            UNAUDITED PRO FORMA CONSOLIDATED CONDENSED BALANCE SHEET

                              As of March 31, 2001
                                 (in thousands)

                                                                       Amerisource
                                                        Pro Forma        Bergen
                              AmeriSource    Bergen    Adjustments      Pro Forma
                              -----------  ----------  -----------     -----------
ASSETS
Current assets:
  Cash and cash
   equivalents..............  $  126,268   $   57,510  $      --       $  183,778
  Accounts receivable, less
   allowance for doubtful
   accounts.................     676,654    1,071,518      35,921(a)    1,784,093
  Merchandise inventories...   1,820,202    2,805,890     161,450(b)    4,787,542
  Income taxes receivable...         --        16,293     (11,257)(c)       5,036
  Deferred income taxes.....         --        12,783     (12,783)(d)         --
  Prepaid expenses and
   other....................       4,341       19,256         --           23,597
                              ----------   ----------  ----------      ----------
    Total current assets....   2,627,465    3,983,250     173,331       6,784,046
Property and equipment,
 net........................      69,154      197,507      30,000(e)      296,661
Other assets:
  Goodwill, net.............      35,200      667,947    (667,947)(f)   2,275,741
                                                        2,240,541(g)
  Deferred income taxes.....       3,535       21,445      (2,095)(d)      22,885
  Deferred charges and other
   assets...................      49,056      143,388       1,000(h)      198,580
                                                            5,136(a)
                              ----------   ----------  ----------      ----------
    Total other assets......      87,791      832,780   1,576,635       2,497,206
                              ----------   ----------  ----------      ----------
TOTAL ASSETS................  $2,784,410   $5,013,537  $1,779,966      $9,577,913
                              ==========   ==========  ==========      ==========

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable..........  $1,756,364   $2,592,629  $      --       $4,348,993
  Accrued expenses and
   other....................      51,733      274,747      84,500(i)      415,386
                                                           45,000(j)
                                                          (40,594)(a)
  Accrued income taxes......      11,257          --      (11,257)(c)         --
  Deferred income taxes.....     118,472          --       41,797(d)      160,269
                              ----------   ----------  ----------      ----------
    Total current
     liabilities............   1,937,826    2,867,376     119,446       4,924,648
Long-term debt, less current
 portion....................     473,613    1,046,789      (3,010)(k)   1,621,111
                                                          103,719(a)
Other liabilities...........       7,534       25,804      13,475(l)       46,813
Company-obligated
 mandatorily redeemable
 preferred securities of
 subsidiary trust holding
 solely debt securities of
 Bergen.....................         --       300,000     (52,200)(m)     247,800
Stockholders' equity:
  Common stock..............         594      207,506    (207,571)(n)       1,029
                                                              500(j)
  Capital in excess of par
   value....................     308,974      824,126    (830,281)(n)   2,674,703
                                                        2,371,884(j)
  Accumulated other
   comprehensive income.....         --            15         (15)(n)         --
  Retained earnings
   (accumulated deficit)....      62,089     (232,922)    232,922(n)       61,809
                                                             (280)(a)
  Other.....................         --           --          --              --
  Cost of common stock in
   treasury.................      (6,220)     (25,157)     31,377(n)          --
                              ----------   ----------  ----------      ----------
    Total stockholders'
     equity.................     365,437      773,568   1,598,536       2,737,541
                              ----------   ----------  ----------      ----------
TOTAL LIABILITIES AND
 STOCKHOLDERS' EQUITY.......  $2,784,410   $5,013,537  $1,779,966      $9,577,913
                              ==========   ==========  ==========      ==========

 See accompanying Notes to Unaudited Pro Forma Consolidated Condensed Financial
                                  Information.

                         AMERISOURCEBERGEN CORPORATION

            UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS

                         Year Ended September 30, 2000
                     (in thousands, except per share data)

                                                                   Amerisource
                                                     Pro Forma       Bergen
                          AmeriSource    Bergen     Adjustments     Pro Forma
                          -----------  -----------  -----------    -----------
Operating revenue.......  $11,609,995  $18,725,611   $     --      $30,335,606
Bulk deliveries to
 customers' warehouses..       35,026    4,217,291         --        4,252,317
                          -----------  -----------   ---------     -----------
Total revenue...........   11,645,021   22,942,902         --       34,587,923
Cost of goods sold......   11,125,440   21,703,755         --       32,829,195
                          -----------  -----------   ---------     -----------
Gross profit............      519,581    1,239,147         --        1,758,728
Distribution, selling
 and administrative.....      292,196      796,491        (750)(a)   1,087,937
Provision for doubtful
 receivables............       10,274      143,306         --          153,580
Depreciation............       14,129       45,594       4,267(b)       63,990
Amortization............        1,980       37,104     (31,680)(c)       7,404
Special charges.........       (1,123)     526,252    (505,300)(d)      19,829
                          -----------  -----------   ---------     -----------
Operating income (loss)
 from continuing
 operations.............      202,125     (309,600)    533,463         425,988
Impairment of investment
 and other..............          568        5,000         --            5,568
Interest expense........       41,857      112,016         949(e)      163,744
                                                         8,922(f)
                          -----------  -----------   ---------     -----------
Income (loss) from
 continuing operations
 before taxes and
 distributions on
 preferred securities of
 subsidiary trust.......      159,700     (426,616)    523,592         256,676
Taxes on income from
 continuing operations..       60,686       40,306      (1,353)(g)      99,639
                          -----------  -----------   ---------     -----------
Income (loss) from
 continuing operations
 before distributions on
 preferred securities of
 subsidiary trust.......       99,014     (466,922)    524,945         157,037
Distributions on
 preferred securities of
 subsidiary trust, net
 of income tax benefit..          --       (14,104)       (794)(h)     (14,898)
                          -----------  -----------   ---------     -----------
Income (loss) from
 continuing operations..  $    99,014  $  (481,026)  $ 524,151     $   142,139
                          ===========  ===========   =========     ===========
Earnings (loss) per
 share from continuing
 operations:
  Basic.................  $      1.92  $     (3.58)                $      1.40
  Assuming dilution.....  $      1.90  $     (3.58)                $      1.40
Weighted average common
 shares outstanding:
  Basic.................       51,552      134,504     (84,738)        101,318
  Assuming dilution.....       52,020      134,504     (84,666)        101,858

 See accompanying Notes to Unaudited Pro Forma Consolidated Condensed Financial
                                  Information.

                         AMERISOURCEBERGEN CORPORATION

      UNAUDITED PRO FORMA CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS

                        Six Months Ended March 31, 2001
                     (in thousands, except per share data)

                                                                   Amerisource
                                                      Pro Forma      Bergen
                             AmeriSource   Bergen    Adjustments    Pro Forma
                             ----------- ----------  -----------   -----------
Operating revenue..........  $6,787,436  $9,764,074    $   --      $16,551,510
Bulk deliveries to
 customers' warehouses.....         757   1,989,826        --        1,990,583
                             ----------  ----------    -------     -----------
Total revenue..............   6,788,193  11,753,900        --       18,542,093
Cost of goods sold.........   6,499,591  11,120,219        --       17,619,810
                             ----------  ----------    -------     -----------
Gross profit...............     288,602     633,681        --          922,283
Distribution, selling and
 administrative............     154,744     409,016       (375)(a)     563,385
Provision for doubtful
 receivables...............       7,363      24,834        --           32,197
Depreciation...............       6,978      22,631      2,133(b)       31,742
Amortization...............       1,197      11,549     (9,313)(c)       3,433
                             ----------  ----------    -------     -----------
Operating income...........     118,320     165,651      7,555         291,526
Equity in net loss of
 unconsolidated affiliate..       2,575         --         --            2,575
Interest expense...........      22,669      69,134        475(e)       91,312
                                                          (966)(f)
                             ----------  ----------    -------     -----------
Income before taxes and
 distributions on preferred
 securities of subsidiary
 trust.....................      93,076      96,517      8,046         197,639
Taxes on income............      35,369      39,932      1,495(g)       76,796
                             ----------  ----------    -------     -----------
Income before distributions
 on preferred securities of
 subsidiary trust..........      57,707      56,585      6,551         120,843
Distributions on preferred
 securities of subsidiary
 trust, net of income tax
 benefit...................         --       (7,052)      (397)(h)      (7,449)
                             ----------  ----------    -------     -----------
Net income.................  $   57,707  $   49,533    $ 6,154     $   113,394
                             ==========  ==========    =======     ===========
Earnings per share:
  Basic....................  $     1.10  $     0.37                $      1.11
  Assuming dilution........  $     1.07  $     0.36                $      1.08
Weighted average common
 shares outstanding:
  Basic....................      52,528     135,067    (85,092)        102,503
  Assuming dilution........      56,939     136,573    (86,041)        107,471

 See accompanying Notes to Unaudited Pro Forma Consolidated Condensed Financial
                                  Information.

                         AMERISOURCEBERGEN CORPORATION

      UNAUDITED PRO FORMA CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS

                       Twelve Months Ended March 31, 2001
                     (in thousands, except per share data)

                                                                   Amerisource
                                                     Pro Forma     Bergen Pro
                          AmeriSource    Bergen     Adjustments       Forma
                          -----------  -----------  -----------    -----------
Operating revenue.......  $12,736,636  $19,406,860   $    --       $32,143,496
Bulk deliveries to
 customers' warehouses..       14,993    4,091,081        --         4,106,074
                          -----------  -----------   --------      -----------
Total revenue...........   12,751,629   23,497,941        --        36,249,570
Cost of goods sold......   12,194,779   22,240,331        --        34,435,110
                          -----------  -----------   --------      -----------
Gross profit............      556,850    1,257,610        --         1,814,460
Distribution, selling
 and administrative.....      303,555      804,293       (750)(a)    1,107,098
Provision for doubtful
 receivables............       15,022      139,269        --           154,291
Depreciation............       14,131       45,424      4,267(b)        63,822
Amortization............        2,237       30,067    (25,173)(c)        7,131
Special charges.........       (1,123)     526,252   (505,300)(d)       19,829
                          -----------  -----------   --------      -----------
Operating income........      223,028     (287,695)   526,956          462,289
Impairment of investment        2,575        5,000         --            7,575
 and other..............
Interest expense........       41,706      132,497        949(e)       175,851
                                                          699(f)
                          -----------  -----------   --------      -----------
Income (loss) from
 continuing operations
 before taxes and
 distributions on
 preferred securities of
 subsidiary trust.......      178,747     (425,192)   525,308          278,863
Taxes on income.........       67,924       36,793      1,937(g)       106,654
                          -----------  -----------   --------      -----------
Income before
 distributions on
 preferred securities of
 subsidiary trust.......      110,823     (461,985)   523,371          172,209
Distributions on
 preferred securities of
 subsidiary trust, net
 of income tax benefit..          --       (14,104)      (794)(h)      (14,898)
                          -----------  -----------   --------      -----------
Income (loss) from
 continuing operations..  $   110,823  $  (476,089)  $522,577      $   157,311
                          ===========  ===========   ========      ===========
Earnings per share:
  Basic.................  $      2.13  $     (3.53)                $      1.54
  Assuming dilution.....  $      2.08  $     (3.53)                $      1.53
Weighted average common
 shares outstanding:
  Basic.................       52,151      134,851    (84,956)         102,046
  Assuming dilution.....       54,683      135,745    (85,519)         104,909

 See accompanying Notes to Unaudited Pro Forma Consolidated Condensed Financial
                                  Information.

                         AMERISOURCEBERGEN CORPORATION

   NOTES TO UNAUDITED PRO FORMA CONSOLIDATED CONDENSED FINANCIAL INFORMATION

NOTE 1. BASIS OF PRO FORMA PRESENTATION

   The unaudited pro forma consolidated condensed financial statements give effect to the proposed merger using the purchase method of accounting. Since the current AmeriSource stockholders will own approximately 51% of AmerisourceBergen's common stock immediately after the closing of the merger, AmerisourceBergen will account for the merger as an acquisition by AmeriSource of Bergen.

   Following is a summary of the estimated aggregate purchase price (in thousands):

   Market value of common stock to be issued to Bergen
    stockholders.................................................. $2,294,672
   Fair value of Bergen's stock options...........................     77,712
   Estimated transaction costs....................................     45,000
                                                                   ----------
     Total purchase price......................................... $2,417,384
                                                                   ==========

   AmerisourceBergen will issue approximately 50 million shares of AmerisourceBergen common stock in exchange for approximately 135.2 million outstanding common shares of Bergen, based on an exchange ratio of 0.37 to 1 (each outstanding Bergen share will be converted into 0.37 of a share of AmerisourceBergen stock). The AmerisourceBergen common stock to be issued was valued based on a price per share of $45.86, which was the weighted-average market price of the AmeriSource common stock during the few days before and after the date the merger was announced.

   AmerisourceBergen will issue fully-vested options to purchase approximately
3.3 million shares of AmerisourceBergen common stock in exchange for all of the fully-vested outstanding options of Bergen, based on a weighted-average fair value of $23.29 per option. The fair value of the options was determined using the Black-Scholes option-pricing model and was based on a weighted-average exercise price of $36.63 and the following weighted-average assumptions: expected volatility--50.90%; expected life--4 years; risk-free interest rate--4.64%; and expected dividend yield--0.21%.

   The estimated pro forma allocation of the purchase price is as follows (in thousands):

   Bergen's historical assets and liabilities..................... $  773,568
   Adjustment of Bergen's historical assets and liabilities to
    fair value....................................................     71,222
   Elimination of Bergen's historical goodwill....................   (667,947)
   New goodwill...................................................  2,240,541
                                                                   ----------
     Total purchase price......................................... $2,417,384
                                                                   ==========

   The above pro forma allocation of the purchase price to the acquired assets and liabilities is based on management's best estimate of the respective fair values at this early stage of the merger process. However, such allocation is preliminary and is subject to the completion of a more comprehensive valuation process. Accordingly, the final allocation of the purchase price could differ materially from the pro forma allocation reflected herein if materially different fair value information is obtained.

   AmeriSource has announced to its employees that all stock options granted prior to February 15, 2001 shall vest 100% as of the close of business on the last business day prior to the effective time of the merger. As a result of this acceleration of vesting, AmeriSource will record a charge to its earnings on the date of acceleration. The charge is estimated to be approximately $2.0 million, using the weighted-average market price of the AmeriSource common stock during the days before and after the date the merger was announced. The actual charge will be based on the market price of the stock at the date of acceleration. This amount is not reflected in the accompanying pro forma statements of operations.

   Management is currently in the process of determining the integration plans concerning its distribution network, systems requirements and corporate administrative functions. The integration planning has been designed as a three-phase process. Phase I includes data capture, process mapping and day-one-readiness tasks. The results of this phase will be recommendations for the next steps. It is anticipated that these recommendations will be presented to a steering committee during the third calendar quarter of 2001. During Phase II, integration projects will be prioritized and a detailed integration plan will be created. Phase II is expected to be completed in the fourth calendar quarter of 2001. The final phase, Phase III, is the merger implementation phase, which is expected to begin following the completion of Phase II. Based on the timing of the activities as discussed above, the Company has not made any integration decisions and, accordingly, the amounts of merger-related integration costs have not been determined. Therefore, such merger-related costs are not reflected in the pro forma purchase price allocation or the accompanying pro forma statements of operations.

NOTE 2. PRO FORMA ADJUSTMENTS TO THE BALANCE SHEET

   (a) Represents the net effect of the financings. The pro forma consolidated balance sheet assumes that the financings occurred on March 31, 2001. Reflected in the pro forma adjustment are the write-off of the historical amounts of AmeriSource and Bergen deferred financing costs associated with the bank credit facilities and debt to be retired, as well as the addition of estimated deferred financing costs associated with the financings. Also reflected is the payment of a prepayment penalty associated with Bergen's bank credit facility to be retired.

   (b) Represents the adjustment of Bergen's inventory to fair value, primarily consisting of the elimination of Bergen's last-in, first-out (LIFO) valuation reserve.

   (c) Represents the reclassification of income taxes payable against income taxes receivable based on the consolidated AmerisourceBergen net tax receivable balance.

   (d) Represents the establishment of deferred income tax assets and liabilities to reflect differences between the book and tax bases resulting from the pro forma adjustments described herein and the reclassification of current deferred income tax assets against current deferred income tax liabilities based on the consolidated AmerisourceBergen net current deferred income tax liability.

   (e) Represents the adjustment of Bergen's property and equipment to its estimated fair value.

   (f) Reflects the elimination of Bergen's historical goodwill balance.

   (g) Represents the preliminary allocation of the purchase price to goodwill as described in Note 1 above.

   (h) Represents the adjustment of Bergen facility leases to their estimated fair value, based on current market rental rates.

   (i) Represents the estimated amounts payable in connection with the merger under executive compensation and benefit arrangements.

   (j) Represents the issuance of new shares of AmerisourceBergen common stock in exchange for Bergen's common shares, and the issuance of new AmerisourceBergen stock options in exchange for Bergen's stock options, as described in Note 1 above. In addition, reflects accrued expenses of $45.0 million for the estimated transaction costs to be incurred by AmeriSource and Bergen in connection with the merger, including investment banking, legal and other professional fees, and other merger-related fees.

   (k) Represents the adjustment of Bergen's long-term debt to fair value, based on quoted market prices.

   (l) Represents the adjustment of Bergen's pension liabilities to their estimated fair value.

   (m) Represents the adjustment of Bergen's preferred securities of subsidiary trust to fair value, based on quoted market prices.

   (n) Represents the elimination of Bergen's historical stockholders' equity and the retirement of AmeriSource's treasury shares.

NOTE 3. PRO FORMA ADJUSTMENTS TO STATEMENTS OF OPERATIONS

   (a) Represents the net effect of two adjustments: (i) the reduction of periodic pension expense, due to the adjustment of Bergen's pension liabilities to their fair value and (ii) the amortization of the fair value of Bergen's leases over the average remaining lease term of four years.

   (b) Represents an increase in the depreciation of Bergen's property and equipment based on the adjustment of such assets to fair value.

   (c) Represents the elimination of Bergen's historical goodwill amortization expense. Under the accounting rules set forth in Statement of Financial Accounting Standards ("SFAS") No. 142 "Goodwill and Other Intangible Assets" ("SFAS No. 142"), issued by the Financial Accounting Standards Board in July 2001, goodwill is not amortized against earnings other than in connection with an impairment.

   (d) Represents the elimination of Bergen's $505.3 million goodwill impairment charge in fiscal 2000.

   (e) Represents an increase to interest expense as a result of the adjustment of Bergen's long-term debt to its fair value as described in Note 2(k) above. The difference between the fair value and the face amount of each borrowing is amortized as additional interest expense over the remaining term of the borrowing. The borrowings mature at various dates between 2003 and 2008.

   (f) Represents the net effect on interest expense resulting from the financings described in Note 2(h) above. Pro forma net interest expense was calculated under the assumption that the financings occurred on October 1, 1999. Interest for fixed rate debt was calculated based upon the expected fixed rates, while interest for variable rate debt was calculated based on the historical benchmark rates (such as LIBOR) plus the spreads expected under the new bank credit facilities. Historical borrowing levels were adjusted upward to reflect the assumed payment of merger costs, financing costs, and certain executive compensation and benefits shortly after the effective date of the merger. Amortization of deferred financing costs was calculated based on the expected amounts and terms of the financings.

   (g) Represents the aggregate pro forma income tax effect of Notes 3(a) through 3(f) above.

   (h) Represents an increase in expense as a result of the adjustment of the Bergen preferred securities of subsidiary trust to its fair value as described in Note 2(m) above. The difference between the fair value and the face amount of the securities is accreted to redemption value over the remaining term of the securities, which mature in 2039. These adjustments are recorded as preferred distributions, net of an assumed 40% income tax benefit.

NOTE 4. RECLASSIFICATIONS

   Reclassifications have been made to the historical financial statements of AmeriSource and Bergen to conform to the presentation expected to be used by the combined company.

NOTE 5. EFFECT OF SPECIAL ITEMS

   AmeriSource's historical amounts for the twelve months ended September 30, 2000 include the effect of a pre-tax $1.1 million reversal of costs related to facility consolidations and employee severance. Bergen's historical amounts for the twelve months ended September 30, 2000, excluding the write-down of goodwill of $505.3 million described in Note 3(e) above, include special pre-tax charges for provision for doubtful receivables associated with two customers of $66.7 million, a restructuring charge of $10.7 million, abandonment of capitalized software of $6.3 million, officer severance of $4.0 million, and an impairment of an investment of $5.0 million. The after-tax effect of these special items on the unaudited pro forma consolidated condensed results for the twelve months ended September 30, 2000 was to:

  . reduce pro forma income from continuing operations by $55.3 million; and

  . reduce pro forma earnings from continuing operations per share--assuming dilution by $.54 per share.

NOTE 6. EARNINGS (LOSS) PER SHARE FROM CONTINUING OPERATIONS

   The pro forma earnings (loss) per share from continuing operations has been adjusted to reflect the issuance of AmerisourceBergen common stock in the merger based on Bergen's historical weighted average shares outstanding for the periods presented at the exchange ratio of 0.37 to 1. In addition, Bergen's historical weighted average shares outstanding--assuming dilution for the fiscal year ended September 30, 2000 have been adjusted to include the dilutive effect of Bergen's stock options, which were anti-dilutive in Bergen's historical financial statements. Additionally, the earnings per share--assuming dilution calculation for the six months ended March 31, 2001 considers the AmeriSource convertible subordinated notes as if they were converted and, therefore, the effect of interest expense related to the financings is added back to net income in determining income available to common stockholders.

NOTE 7. NEW ACCOUNTING PRONOUNCEMENTS

   In July 2001, the Financial Accounting Standards Board issued SFAS No. 141, "Business Combinations" ("SFAS No. 141") and SFAS No. 142. SFAS No. 141 applies to all business combinations completed after June 30, 2001 and requires the use of the purchase method of accounting. SFAS No. 141 also establishes new criteria for determining whether intangible assets should be recognized separately from goodwill. SFAS No. 142 is effective for fiscal years beginning after December 15, 2001, however, companies with fiscal years beginning after March 15, 2001 may elect to early adopt the statement. SFAS No. 142 provides that goodwill and intangible assets with indefinite lives will not be amortized, but rather will be tested for impairment on an annual basis. SFAS No. 141 is not expected to have a significant impact on the results of operations or financial position of the Company. The Company expects to early adopt SFAS No. 142 on October 1, 2001. Adoption of SFAS No. 142 is expected to result in the elimination of approximately $1.4 million of amortization expense per year.

                        Liquidity and Capital Resources

AmeriSource

   During the six months ended March 31, 2001, AmeriSource's operating activities used $60.4 million in cash as compared to $84.9 million generated in the prior-year period. Cash use from operations during the first six months of fiscal 2001 resulted from an increase in merchandise inventories of $256.4 million and an increase in accounts receivable of $67.7 million offset in part by an increase in accounts payable, accrued expenses and income taxes of $180.7 million. Merchandise inventories were increased to support the 20% operating revenue increase, including the new Novation business. The proportionate increase in accounts receivable was less than the increase in operating revenue as the number of days sales outstanding during the period improved by more than two days over the prior-year period reflecting the change in the customer mix. Centralization of accounts payable processing and timing of vendor payments accounted for a one day increase in days payables outstanding over the prior-year period. Operating cash uses during the six months ended March 31, 2001 included $19.4 million in interest payments and $22.4 million in income tax payments.

   Capital expenditures for the six months ended March 31, 2001 were $12.2 million and related principally to investments in information technology, warehouse improvements and warehouse automation equipment. Similar expenditures of approximately $10 million to $13 million are expected to occur in the next two quarters of fiscal 2001.

   During the six months ended March 31, 2001, AmeriSource sold the net assets of one of its specialty products distribution facilities for approximately $13.0 million and recognized a gain of approximately $0.5 million.

   Cash provided by financing activities during the first six months of fiscal 2001 was $68.1 million. In December 2000 AmeriSource issued $300.0 million of Convertible Subordinated Notes due December 1, 2007. The notes have an annual interest rate of 5%, payable semiannually, and are convertible into Class A Common Stock of AmeriSource at $52.97 per share at any time before their maturity of their prior redemption or repurchase by AmeriSource. Net proceeds from the notes of approximately $290.7 million were used to repay existing borrowings, and for working capital and other general corporate purposes. At March 31, 2001, there were no borrowings under AmeriSource's $500 million revolving credit facility and borrowings under the $400 million receivables program were $171.2 million. The revolving credit facility provides for interest rates ranging from LIBOR plus 25 basis points to LIBOR plus 125 basis points based upon certain financial ratios. This facility expires in January 2002 and AmeriSource is currently discussing refinancing strategies with lenders. The receivables securitization facility was entered into in May 1999 and has a term of three years. Interest rates on the secured receivables facility are based on prevailing market rates for short-term commercial paper plus a program fee of 38.5 basis points. The receivables securitization facility represents a financing vehicle utilized by AmeriSource because of the availability of lower interest rates relative to other financing sources. AmeriSource securitizes its trade account and note receivables, which are generally non-interest bearing, in transactions that do not qualify as sales transactions under SFAS No. 125.

   AmeriSource's primary exposure to market risk consists of changes in interest rates on borrowings. An increase in interest rates would adversely affect AmeriSource's operating results and the cash flow available after debt service to fund operations and expansion and, if permitted to do so under its revolving credit facility, to pay dividends on its capital stock. AmeriSource enters into interest rate protection agreements from time to time to hedge the exposure to increasing interest rates with respect to its long-term debt agreements. AmeriSource provides protection to meet actual exposures and does not speculate in derivatives. There were no such agreements outstanding at March 31, 2001. For every $100 million of unhedged variable rate debt, a 75 basis-point increase in interest rates would increase the AmeriSource's annual interest expense by $0.75 million.

   AmeriSource's operating results, together with borrowings under its debt agreements and credit terms from suppliers, have provided sufficient capital resources to finance working capital and cash operating requirements and to fund capital expenditures and to pay interest on outstanding debt. AmeriSource's primary ongoing cash requirements will be to pay interest on indebtedness, finance working capital, and fund capital expenditures and routine growth and expansion through new business opportunities. Future cash flows from operations and borrowings are expected to be sufficient to fund AmeriSource's ongoing cash requirements.

   AmeriSource is subject to certain contingencies pursuant to environmental laws and regulations at one of its former distribution centers that may require remediation efforts. In fiscal 1994, AmeriSource accrued a liability of $4.1 million to cover future consulting, legal and remediation, and ongoing monitoring costs. The accrued liability ($3.8 million at March 31, 2001), which is reflected in other long-term liabilities on the accompanying consolidated balance sheet, is based on an estimate of the extent of contamination and choice of remedy, existing technology, and presently enacted laws and regulations. However, changes in remediation standards, improvements in cleanup technology, and discovery of additional information concerning the site could affect the estimated liability in the future.

Bergen

   Following is a summary of Bergen's capitalization at the end of the most recent quarter and fiscal year:

                                                         March 31, September 30,
                                                           2001        2000
                                                         --------- -------------
   Debt, net cash.......................................    49%         49%
   Equity, including the Preferred Securities...........    51%         51%

   The debt and equity percentages at March 31, 2001 were unchanged from the most recent fiscal year-end because a small increase in net debt, which resulted mainly from lower cash balances, was offset by an increase in equity, which resulted mainly from Bergen's net earnings for the first six months of fiscal 2001. Although Bergen's debt did not increase during the six-month period, Bergen did increase its utilization of the Receivables Securitization program (described below) by $132 million in order to finance higher seasonal inventory purchases.

   Bergen's $1.5 billion senior credit agreement originally consisted of an $800 million revolving facility maturing in April 2003, a $200 million interim term loan maturing in October 2001 ("Interim Term Loan"), a $300 million term loan maturing in March 2005 ("Term A Loan") and a $200 million term loan maturing in March 2006 ("Term B Loan"). In August and September 2000, Bergen used the proceeds of the BBMC and Stadtlander dispositions to fully repay the Interim Term Loan and to repay an aggregate $54 million of the Term A and Term B Loans. Borrowings under the senior credit agreement are secured by substantially all of Bergen's assets. The availability of revolving loans under the senior credit agreement is tied to a borrowing base formula and certain covenants; the maximum amount of revolving loans outstanding may not exceed specified percentages of Bergen's eligible accounts receivable and eligible inventory. There were no outstanding revolving loans at March 31, 2001 and September 30, 2000. Interest accrues at specified rates based on Bergen's debt ratings; such rates range from 2.5% to 3.5% over LIBOR or 1.5% over prime, with a weighted average rate of approximately 8.93% on outstanding borrowings at March 31, 2001. Bergen paid monthly commitment fees to maintain the availability of revolving loans under the senior credit agreement. The senior credit agreement has loan covenants which require Bergen to maintain certain financial statement ratios and places certain limitations on, among other things, acquisitions, investments, methods of operation, dividend payments and capital expenditures. Effective September 29, 2000, the senior credit agreement was amended to exclude the effect of certain special items recorded by Bergen in the fourth quarter of fiscal 2000 from the calculation of the required ratios and covenants.

   One of Bergen's subsidiaries, Blanco, has a $55 million bank revolving credit facility with a maturity date of May 20, 2002. Borrowings under the facility bear interest at 0.35% above LIBOR and are secured by a standby letter of credit under the senior credit agreement for which Bergen incurs a fee of 2.75%.

   On December 20, 2000, Bergen replaced its Receivables Securitization program by entering into a new Receivables Securitization agreement with a financial institution. The new agreement, which has a five-year term, provides for a longer commitment by the financial institution than did the prior agreement, which had a one-year term. In addition the new agreement is designed to give Bergen additional availability, improved pricing and more flexibility in the timing of receivable sales. Availability is subject to specified percentages of eligible receivables, as defined in the agreement. The initial maximum availability under the program is $350 million, but Bergen has the option to increase the maximum up to $450 million upon payment of an additional fee. If Bergen increases the maximum availability above $358 million, Bergen will make a corresponding reduction in maximum availability of bank borrowings pursuant to the terms of the senior credit agreement.

   Through the new Receivables Securitization program, BBDC sells, on an ongoing basis, its accounts receivable to Blue Hill, a 100%-owned special purpose subsidiary. Blue Hill, in turn, sells an undivided percentage ownership interest in such receivables to various investors. The program qualifies for treatment as a sale of assets under SFAS No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities." As of March 31, 2001, Bergen had outstanding net proceeds of $300 million from the sale of such receivables under the new Receivables Securitization program, and accounts receivable was reduced by this amount in the accompanying Consolidated Balance Sheet.

   On May 26, 1999, Bergen's Trust issued 12,000,000 shares of its Preferred Securities at $25.00 per security. The proceeds of such issuances were invested by the Trust in $300 million aggregate principal amount of Bergen's Subordinated Notes due June 30, 2039. The Subordinated Notes represent the sole assets of the Trust and bear interest at the rate of 7.80% per annum, payable quarterly, and are redeemable at the option of Bergen beginning in May 2004 at 100% of the principal amount thereof. The obligations of the Trust related to the Preferred Securities are guaranteed by Bergen.

   On May 10, 2001, Bergen declared a quarterly cash dividend of $0.01 per share on Bergen's Common Stock that will be paid on June 1, 2001 to stockholders of record on May 18, 2001. Bergen also paid dividends of $0.01 per share in each of the first two quarters of fiscal 2001. During fiscal 2000, Bergen paid dividends of $.075 per share in each of the first and second quarters and $0.01 per share in each of the third and fourth quarters.

   Bergen's cash flows during the first six months of fiscal 2001 and 2000 are summarized in the following table:

                                                                Six Months
                                                                  Ended
                                                                March 31,
                                                              ---------------
                                                               2001    2000
                                                              ------  -------
                                                              (in millions)
Earnings from continuing operations, excluding non-cash
 charges..................................................... $139.2  $ 126.9
Increases in operating assets and liabilities................ (261.6)   (86.8)
                                                              ------  -------
Net cash flows from operating activities..................... (122.4)    40.1
Property acquisitions........................................  (14.2)   (52.6)
Net proceeds from sale of accounts receivable................  132.0    260.0
Net repayment of debt and other obligations..................   (7.3)  (291.4)
Cash dividends on common stock...............................   (2.7)   (20.2)
Distributions on preferred securities........................  (17.6)   (11.7)
Discontinued operations......................................    --     (20.4)
Other--net...................................................   (4.3)    (6.0)
                                                              ------  -------
  Net decrease in cash and cash equivalents.................. $(36.5) $(102.2)
                                                              ======  =======

   For the six months ended March 31, 2001, Bergen generated $122.4 million of negative cash flows from operations, compared with $40.1 million of positive cash flows from operations in the comparable period in fiscal

2000. The negative cash flows in fiscal 2001 were primarily attributable to BBDC's increased inventory levels due to a higher participation in seasonal inventory investment buying activity. In the prior year, BBDC did not fully participate in seasonal buying activity during the winter months primarily due to the limited availability of funds preceding the refinancing of Bergen's revolving credit agreement in April 2000. During the second quarter of fiscal 2001, Bergen generated $88.3 million of positive cash flows from operations.

   Bergen's most significant "market risk" exposure is the effect of changing interest rates. Bergen manages its interest expense by using a combination of fixed and variable-rate debt. At March 31, 2001, Bergen's debt consisted of approximately $588.8 million of fixed-rate debt, exclusive of obligations under the Trust Originated Preferred Securities, with a weighted average interest rate of 7.86% and $500.1 million of variable-rate debt (consisting principally of bank borrowings under Bergen's former senior credit facility) with a weighted average interest rate of 8.56%. The amount of the variable-rate debt fluctuates during the year based on Bergen's cash requirements. If interest rates on Bergen's former senior credit facility were to increase by 86 basis points (one-tenth of the rate at March 31, 3001), the impact on the pre-tax earnings from continuing operations during the three months ended March 31, 2001 would be a decrease of approximately $1.1 million.

   Bergen periodically evaluates various financial instruments that could mitigate a portion of its exposure to variable interest rates. However, there are no assurances that such instruments will be available on terms acceptable to Bergen.

   Bergen also believes that its interest rate exposure could be somewhat mitigated due to the favorable effect which inflation may have on Bergen, specifically manufacturers' price inflation, which may accelerate concurrently with a general increase on interest rates. The extent to which Bergen can take advantage of such inflation is contingent upon various factors, including, but not limited to, the availability of inventory and capital on terms acceptable to Bergen.

   Bergen believes that internally generated cash flows, funding available under its senior credit facility, the receivables securitization program, trade credit extended by suppliers in the ordinary course of business, and funds potentially available in the private and public capital markets will be sufficient to meet anticipated cash and capital requirements. However, actual results could differ from this forward-looking statement as result of, among other things, unanticipated capital requirements, changes in supplier trade credit terms, or an inability to access the capital markets on acceptable terms when, and if, necessary. Bergen's debt ratings are an important factor in its ability to access capital on acceptable terms.

   Property acquisitions relate principally to the purchase of warehouse, pharmacy and data processing equipment, and included the purchase of Bergen's previously-leased corporate headquarters building in October 1999.

Pro Forma Combined-Liquidity and Capital Resources

   Following the merger, our primary ongoing cash needs will be to pay interest on indebtedness, to finance working capital and to fund capital expenditures, merger costs, routine growth and expansion through new business opportunities. Combined capital expenditures for the six months ended March 31, 2001 were $26.4 million and related principally to investments in information technology, warehouse improvements, and warehouse automation equipment. We expect capital expenditures to increase significantly over the next several years. While AmerisourceBergen has not formally adopted a budget for fiscal 2002, we expect capital expenditures to reach approximately $180 million in fiscal 2002. The majority of these expenditures will be to construct and open newer, larger distribution facilities, expand existing facilities and for investments in related information technology, warehouse improvements and warehouse automation equipment. In addition, the Company will incur significant non-recurring costs in connection with the merger. We expect to incur additional non-recurring merger-related costs in the range of $150 to $175 million in the aggregate. These costs are for financial advisor and professional fees, refinancing costs and severance and other employee expenses. In the three years after the merger, we expect to incur non-recurring costs in connection with the integration of

AmeriSource and Bergen. These costs, primarily for network and infrastructure conversion and facility consolidations, are currently estimated to range from $100 to $150 million in the aggregate over the three-year period. We are currently developing a detailed integration plan which will further refine the timing and amount of these costs.

   Based on our current level of operations and anticipated cost savings and operating improvements, we believe that cash flow from operations and available cash, together with available borrowings under our new credit facility, will be adequate to meet our future liquidity needs for at least the next few years. We may, however, need to refinance all or a portion of the principal amount of the notes on or prior to maturity. See "Risk Factors--To service our indebtedness, we will require a significant amount of cash. Our ability to generate cash depends on many factors beyond our control."

   The Company's primary exposure to market risk consists of changes in interest rates on borrowings. An increase in interest rates would adversely affect our operating results and the cash flow available after debt service to fund operations and expansions and to pay dividends. We manage this risk in part by using a combination of fixed and variable-rate debt. On a pro forma basis, on June 30, 2001, we had approximately $1,267.0 million of fixed-rate debt with a weighted average interest rate of 7.2% and $919.1 million of variable rate debt (including Bergen's receivables securitization facility) with a weighted average interest rate of 5.7%. The amount of variable-rate debt fluctuates during the year based on the Company's cash requirements. For every $100 million of variable-rate debt, a 75 basis point increase in interest rates would increase our annual interest expense by $0.75 million.

   We periodically evaluate various financial arrangements that could mitigate a portion of our exposure to variable interest rates. We do not currently have any such arrangements in place.

   In July 2001, the Financial Accounting Standards Board issued Statements of Financial Accounting Standards ("SFAS") No. 141, "Business Combinations" ("SFAS No. 141") and SFAS No. 142 "Goodwill and Other Intangible Assets" ("SFAS No. 142"). SFAS No. 141 applies to all business combinations completed after June 30, 2001 and requires the use of the purchase method of accounting. SFAS No. 141 also establishes new criteria for determining whether intangible assets should be recognized separately from goodwill. SFAS No. 142 is effective for fiscal years beginning after December 15, 2001, however companies with fiscal years beginning after March 15, 2001 may elect to early adopt the statement. SFAS No. 142 provides that goodwill and intangible assets with indefinite lives will not be amortized, but rather will be tested for impairment on an annual basis. SFAS No. 141 is not expected to have a significant impact on the results of operations or financial position of the Company. The Company expects to early adopt SFAS No. 142 on October 1, 2001. Adoption of SFAS No. 142 is expected to result in the elimination of approximately $1.4 million of amortization expense per year.

                                   BUSINESS

AmerisourceBergen

   We are a leading wholesale distributor of pharmaceutical products and related healthcare services and solutions in the United States. We distribute a full line of products, including pharmaceuticals, proprietary medicines, cosmetics, toiletries, personal health products, sundries and home healthcare supplies and equipment. We provide services to acute care hospitals and health systems, independent retail pharmacies, alternate site customers (physicians' offices and clinics, skilled nursing facilities, mail-order facilities, assisted living centers and patients with chronic illnesses), and national and regional retail pharmacy chains located in all 50 states, the District of Columbia, Puerto Rico and the Territory of Guam. We believe we are the largest distributor of pharmaceuticals to the acute care hospital and health systems market and one of the largest wholesalers of pharmaceuticals and specialty healthcare products to the independent retail pharmacy market. We also distribute pharmaceuticals to long-term care and workers' compensation patients and provide product distribution, logistics, pharmacy management programs, consulting services and internet fulfillment services designed to reduce costs and improve patient outcomes.

Industry Overview

   We have benefited from the significant growth of the full service wholesale drug industry in the United States. According to an independent third party provider of information to the pharmaceutical and healthcare industry, industry sales grew from approximately $68 billion in 1995 to approximately $140 billion in 2000 and are expected to grow to approximately $264 billion in 2005.

   The factors contributing to the growth of the full service wholesale drug industry in the United States, and other favorable industry trends, include:

  . Aging Population. The number of individuals over age 65 in the United
    States grew from approximately 31 million in 1990 to approximately 35 million in 2000 and is projected to increase to more than 39 million by the year 2010. This age group suffers from a greater incidence of chronic illnesses and disabilities than the rest of the population and is estimated to account for approximately two-thirds of total healthcare expenditures in the United States.

  . Introduction of New Pharmaceuticals. Traditional research and development as well as the advent of new research, production and delivery methods, such as biotechnology and gene research and therapy, continue to generate new compounds and delivery methods that are more effective in treating diseases. These compounds have been responsible for significant increases in pharmaceutical sales. We believe that ongoing research and development expenditures by the leading pharmaceutical manufacturers will contribute to continued growth of the industry.

  . Increased Use of Outpatient Drug Therapies. In response to rising healthcare costs, governmental and private payors have adopted cost containment measures that encourage the use of efficient drug therapies to prevent or treat diseases. While national attention has been focused on the overall increase in aggregate healthcare costs, we believe that drug therapy has had a beneficial impact on overall healthcare costs by reducing expensive surgeries and prolonged hospital stays. Pharmaceuticals currently account for less than 11% of overall healthcare costs, and manufacturers' emphasis on research and development is expected to continue the introduction of cost-effective drug therapies.

  . Rising Pharmaceutical Prices. Consistent with historical trends, we believe that pharmaceutical price increases will continue to equal or exceed the overall Consumer Price Index. We believe that these increases will be due in large part to the relatively inelastic demand in the face of higher prices charged for patented drugs as manufacturers have attempted to recoup costs associated with the development, clinical testing and FDA approval of new products.

  . Expiration of Patents for Brand Name Pharmaceuticals. A significant number of patents for widely-used brand name pharmaceutical products will expire in the next several years. Such products are expected to be marketed by generic manufacturers and distributed by us. We consider this a favorable trend because generic products have historically provided a greater gross profit margin opportunity than brand name products.

The Company

   We are a leading national wholesale distributor of pharmaceutical products and related healthcare services and solutions with pro forma operating revenue (excluding bulk shipments) of approximately $32 billion, Adjusted EBITDA of approximately $620 million and pro forma operating income of approximately $462 million for the twelve-month period ended March 31, 2001.

   We were formed in March 2001 when AmeriSource and Bergen announced their intentions to combine in a merger-of-equals to form our Company. The merger enabled the Company to significantly enhance its competitive position with:

  . enhanced scale of operations;

  . operating and administrative cost savings;

  . improved purchasing efficiencies;

  . improved working capital management; and

  . broadened product offering.

   As a result of the merger, we expect to achieve estimated cost savings of approximately $125 million per year by the end of the third year following the consummation of the merger from, among other things, the consolidation of distribution facilities and related working capital improvements, the elimination of duplicative administrative functions and generic inventory purchasing efficiencies. We also expect to benefit from lower financing costs as a result of the combination.

   We are attractively positioned in the market as the only national wholesale pharmaceutical distributor exclusively focused on pharmaceutical product distribution, services and solutions. We serve the following major market segments:

  . acute care hospitals and health systems;

  . independent retail pharmacies;

  . the alternate site market; and

  . national and regional retail pharmacy chains.

   We currently serve customers through a geographically diverse network of distribution centers in the United States. We are typically the primary source of supply for pharmaceutical and related products to our customers. We offer a broad range of solutions to our customers and suppliers designed to enhance the efficiency and effectiveness of their operations, allowing them to improve the delivery of healthcare to patients and consumers and lower overall costs in the pharmaceutical supply chain.

   Our customer base is geographically diverse and balanced with no single customer representing more than 7.3% of pro forma fiscal 2000 operating revenue. The merger combines two companies with complementary customer bases that have minimal overlap. We have leading market positions in the acute care hospital and health systems market, which represented approximately 30% of pro forma fiscal 2000 operating revenue, and the independent retail pharmacy market, which represented approximately 29% of pro forma fiscal 2000 operating revenue. We also have a strong presence with the national and regional retail pharmaceutical chains, which represented 17% of pro forma fiscal 2000 operating revenue.

   In the attractive alternate site market we supply pharmaceuticals and other related products and services to physicians in the oncology, nephrology, vaccine, plasma and other specialty healthcare markets. We serve a continuum of customers including physicians offices and clinics, skilled nursing facilities, mail-order facilities, assisted living centers and patients with chronic illnesses. We also provide plasma to acute care hospitals. The alternate site market represents approximately 24% of pro forma fiscal 2000 operating revenue.

Strategy

   Our business strategy is anchored in national pharmaceutical distribution and services, reinforced by the value-added healthcare solutions we provide our customers and suppliers. This focused strategy has significantly expanded our predecessors' businesses over the past five years and we believe we are well-positioned to continue to grow revenue and increase operating income through the execution of the following key elements of our business strategy:

  . Continue Growth in Existing Markets. We believe that we are well-
    positioned to continue to grow in our existing markets by: (i) providing superior distribution services to our customers and suppliers and (ii) delivering specific programs and services unique to each of our customer groups. We strive to provide exceptional service to our customers, which is reflected in the consistently high rankings achieved by our predecessor companies in recent customer surveys.

  . Expand Growth Opportunities through Healthcare Solutions for
    Customers. We are continually enhancing our services and packaging these services into programs designed to enable customers to improve sales and compete more effectively. As a result of the merger, we have broadened the range of value-added solutions that AmeriSource and Bergen offered their customers. We expect to integrate complementary AmeriSource and Bergen services and programs, such as generic purchasing programs, independent retail pharmacy marketing programs and customer order and inventory management systems offered to retail pharmacies, into a comprehensive solution package consisting of the best features of existing services and programs. We intend to market these solutions to existing customers and to use the increased range of services to attract new customers.

  . Expand Growth Opportunities through Healthcare Solutions for
    Suppliers. We have been developing solutions for suppliers to improve the efficiency of the healthcare supply chain. Programs for suppliers to assist with rapid new product launches, promotional and marketing services to accelerate product sales, custom packaging, and product data reporting are examples of value-added solutions currently offered. We believe these services will continue to expand, further contributing to our revenue and income growth. We also intend to acquire companies that deliver complementary value-added products and services to our existing customers and suppliers.

  . Improve Operating and Capital Efficiencies. We believe we already have one of the lowest operating cost structures among our major national competitors. We expect to lower our cost structure further as we consolidate our existing distribution facility network and establish new, more efficient distribution centers. We also intend to further reduce operating expenses as a percentage of revenue by eliminating duplicate administrative functions. These measures are designed to reduce marginal operating costs, provide greater access to financing sources and reduce the cost of capital. In addition, we believe we will continue to achieve productivity and operating income gains as we invest in and continue to implement warehouse automation technology, adopt "best practices" in warehousing activities and increase operating leverage due to increased volume per full service distribution facility.

Operations

   Operating Structure. Our businesses operate in two segments. The first segment, pharmaceutical distribution, includes our core wholesale pharmaceutical drug distribution business, ASD Specialty Healthcare, our pharmaceutical alternate site distribution business and American Health Packaging, Inc., our pharmaceutical repackaging business. Pharmaceutical distribution also includes a number of smaller specialty units in areas such as management reimbursement consulting services and third party logistic services for pharmaceutical manufacturers. Our second operating segment is PharMerica, a leading national provider of institutional pharmacy services in long-term care and alternate site settings. PharMerica also provides mail-order pharmacy services to chronically and catastrophically ill patients under workers' compensation programs.

   Pharmaceutical Distribution. The Pharmaceutical Distribution segment, including ASD Specialty Healthcare, Inc. ("ASD"), American Health Packaging ("AHP"), Integrated Commercialization Solutions ("ICS"), The Lash Group ("Lash"), Pharmacy Healthcare Solutions, Ltd. ("PHS") and Choice Systems, Inc. ("Choice") form one of the largest national distributors of products sold or used by hospital, institutional and retail pharmacies. We principally distribute a full line of brand name and generic pharmaceuticals and over-the-counter medications from distribution centers in 44 states and the Commonwealth of Puerto Rico. These products are sold to acute care hospitals and health systems, independent retail pharmacies, the alternate site market and national and regional retail pharmacy chains located in all 50 states, the District of Columbia, Puerto Rico and the Territory of Guam.

   ASD was established during fiscal 1994 to provide pharmaceutical products and services for the rapidly growing pharmaceutical alternate site business. ASD is a leading supplier of pharmaceuticals and other products and services to physicians in the oncology, nephrology, vaccine, plasma and other specialty healthcare markets and has four principal distribution locations in four states. AHP delivers unit dose, punch card and unit-of-use packaging for health systems, alternate site and independent retail pharmacies. ICS provides distribution, accounting, marketing, education and other outsourcing services for pharmaceutical manufacturers. Lash provides consulting and management of reimbursement and patient-assistance programs. PHS provides hospital consulting to improve operational efficiencies and a proprietary program for recovering indigent patient pharmaceutical reimbursements. Choice develops and markets inventory management systems and related software for hospitals and other healthcare providers.

   PharMerica. PharMerica is a leading provider of institutional pharmacy services to the elderly, chronically-ill and disabled in long-term care and alternate site settings, including skilled nursing facilities, assisted living facilities, specialty hospitals, residential living communities and the home. PharMerica also provides mail-order pharmacy services to chronically and catastrophically ill patients under workers' compensation programs. As of March 31, 2001, PharMerica served approximately 300,000 patients in long-term care and alternate site facilities and 87,000 patients covered under workers' compensation benefits programs.

   PharMerica's institutional pharmacy business involves the purchase of bulk quantities of prescription and nonprescription pharmaceuticals, principally from BBDC, and the distribution of those products to residents in long-term care facilities. Unlike hospitals, most long-term care facilities do not have onsite pharmacies to dispense prescription drugs but depend instead on institutional pharmacies such as PharMerica to provide the necessary pharmacy products and services and to play an integral role in monitoring patient medication. PharMerica's pharmacies dispense pharmaceuticals in patient-specific packaging in accordance with physician orders. In addition, PharMerica provides infusion therapy services and Medicare Part B products, as well as formulary management and other pharmacy consulting services.

   PharMerica's network of 134 locations covers a geographic area that includes over 85% of the nation's institutional/long-term care beds. Each PharMerica pharmacy typically serves customers within a 150-mile radius.

   PharMerica's workers' compensation business provides pharmaceutical claims administration and mail-order distribution. PharMerica's services include home delivery of prescription drugs, medical supplies and equipment and an array of computer software solutions to reduce the payor's administrative costs.

   Sales and Marketing. We have approximately 500 sales professionals organized regionally and specialized by customer type. Customer service representatives are located in distribution facilities in order to respond to customer needs in a timely and effective manner. In addition, a specially trained group of telemarketing representatives makes regular contact with customers regarding special promotions. Our corporate marketing department designs and develops the AmerisourceBergen array of value-added customer solutions. Tailored to specific customer groups, these programs can be further customized at the distribution facility level to adapt to local market conditions. Corporate sales and marketing also serves national account customers through close coordination with local distribution centers.

   Facilities. Each of our distribution facilities carries an inventory suited to the needs of the local market. The efficient distribution of small orders is possible through the extensive use of computerization and modern warehouse techniques. These include computerized warehouse product location, routing and inventory replenishment systems, gravity-flow racking, mechanized order selection and efficient truck loading and routing. We typically deliver our products to our customers on a daily basis. We utilize a fleet of owned and leased vans and trucks and contract carriers. Night picking operations in our distribution facilities have further reduced delivery time. Orders are generally delivered in less than 24 hours.

   The following table presents certain information on a fiscal year basis regarding the AmeriSource and Bergen operating units on a combined basis prior to the merger.

                                    Fiscal Year Ended September 30,(/1/)
                              -------------------------------------------------
                                1996      1997      1998      1999      2000
                              --------- --------- --------- --------- ---------
                               (dollars in millions; square feet in thousands)
Operating revenue............ $15,087.2 $18,978.3 $22,114.5 $25,402.4 $29,452.3
Number of distribution
 facilities..................      52        56        56        57        57
Average revenue per
 distribution facility....... $   290.1 $   338.9 $   394.9 $   445.7 $   516.7
Total square feet
 (distribution facilities)...   5,094     5,745     5,727     5,807     5,848
Average revenue per square
 foot in whole dollars
 (distribution facilities)... $ 2,962   $ 3,303   $ 3,861   $ 4,374   $ 5,036

--------
(1) Includes full service pharmaceutical distribution facilities and ASD distribution facilities.

   Customers and Markets. We have a diverse customer base that includes acute care hospitals, health systems, independent retail pharmacies, alternate site customers, and national and regional retail pharmaceutical chains, including pharmacy departments of supermarkets and mass merchandisers. We are typically the primary source of supply for our customers. In addition, we offer a broad range of value-added solutions designed to enhance the operating efficiencies and competitive positions of our customers, allowing them to improve the delivery of healthcare to patients and consumers.

   No single customer represented more than 7.3% of AmeriSource's and Bergen's total operating revenue on a combined basis during fiscal 2000. Including the Veterans Administration, AmeriSource's, and Bergen's top ten customers on a combined basis represented approximately 24.9% of the total pro forma operating revenue during fiscal 2000.

   Suppliers. Historically, AmeriSource and Bergen obtained pharmaceutical and other products from a number of manufacturers, none of which accounted for more than approximately 7% of AmeriSource's and Bergen's net sales on a combined basis in fiscal 2000. The five largest suppliers in fiscal 2000 accounted for approximately 26% of AmeriSource's and Bergen's combined net sales. AmeriSource and Bergen have not experienced difficulty in purchasing desired products from suppliers in the past. We currently have agreements with many of our suppliers which generally require them to maintain an adequate quantity of a supplier's products in inventory. The majority of contracts with suppliers are terminable upon 30 days notice by either party. The loss of certain suppliers could adversely affect our business if alternate sources of supply are unavailable. We believe that our relationships with our suppliers are good.

   Management Information Systems. We continually invest in advanced management information systems and automated warehouse technology. Our management information systems provide for, among other things, electronic order entry by customers, invoice preparation and purchasing and inventory tracking. As a result of electronic order entry, the cost of receiving and processing orders has not increased as rapidly as sales volume.

Our customized systems strengthen customer relationships by allowing the customer to lower its operating costs and by providing the basis for a number of the value-added offered to its customers, including marketing data, inventory replenishment, single-source billing, computer price updates and price labels.

   AmeriSource and Bergen operate their respective full service pharmaceutical distribution facilities with different centralized management information systems. We are now in the process of evaluating the two systems and intend to use a common system in the future. This process is complex and will take several years to complete.

   We plan to continue to make system investments to further improve our information capabilities and meet our customer and operational needs. Currently, we are expanding our electronic interface with suppliers and now electronically process a substantial portion of our purchase orders, invoices and payments. We also intend to expand our use of warehouse automation systems.

Competition

   We engage in the wholesale distribution of pharmaceuticals and related healthcare solutions in a highly competitive environment. We compete with both national and regional distributors, some of which are larger and have greater financial resources than we do. Our national competitors include Cardinal Health, Inc. and McKesson Corporation. In addition, we compete with regional and local distributors, direct-selling manufacturers, warehousing chain drugstores and other specialty distributors. Competitive factors include value-added service programs, breadth of product, price, service and delivery, credit terms and customer support.

   PharMerica's competitors principally include national institutional pharmacies and long-term care company-owned captive pharmacies. We believe that the competitive factors most important in PharMerica's lines of business are quality and range of service offered, comparative prices, reputation with referral sources, ease of doing business with the provider and the ability to develop and maintain relationships with referral sources. One of PharMerica's competitors is significantly larger than PharMerica. In addition, there are relatively few barriers to entry in the local markets served by PharMerica and it may encounter substantial competition from local market entrants. PharMerica competes with numerous billing companies in connection with its workers' compensation electronic claims adjudication business.

Employees

   As of March 31, 2001 we employed approximately 13,700 persons, of which approximately 12,000 were full-time employees. Approximately 6% of full and part-time employees are covered by collective bargaining agreements. We consider our relationship with our employees and the unions representing certain of our employees to be satisfactory.

Government Regulation

   From time to time various federal and state agencies may investigate our compliance with legal and regulatory requirements applicable to our operations, and may initiate actions in response to perceived non-compliance with these requirements. Generally, we have been able to satisfy their concerns or resolve the issues, and believe that we are in material compliance with applicable requirements.

 Healthcare Regulation

   Certain pharmaceutical products and medical supplies sold by us are subject to federal and state statutes and regulations governing the sale, marketing, packaging and distribution of prescription drugs, including controlled substances, and medical devices.

 Licensure and Registration Laws

   The DEA, the FDA and various state boards of pharmacy regulate the distribution of pharmaceutical products and controlled substances, requiring wholesale distributors of these substances to register for permits and licenses, and to meet various security and operating standards. As a wholesale distributor of pharmaceuticals, the Company is subject to these regulations. Furthermore, we (particularly in our PharMerica operations) and/or

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our customers are subject to extensive licensing requirements. The DEA and FDA laws and regulations are broad in scope and are subject to frequent modification and varied interpretation. Significant criminal, civil and administrative sanctions may be imposed for violation of these laws and regulations.

 Medicare and Medicaid

   As part of various changes made to Medicare, the United States Congress established the Prospective Payment System ("PPS") in 1997 for Medicare patients in skilled nursing facilities. PPS pays a federal daily rate for virtually all covered skilled nursing facility services. Under PPS, PharMerica's skilled nursing facility customers are no longer able to pass through their costs for certain products and services provided by PharMerica. Instead, PharMerica's customers receive a federal daily rate to cover the costs of all eligible goods and services provided to Medicare patients, which may include certain pharmaceutical and other goods and services provided by PharMerica that were previously reimbursed separately under Medicare. Since the reimbursement to skilled nursing facilities by Medicare is limited by PPS, such facilities now have an increased incentive to negotiate with PharMerica to minimize the costs of providing goods and services to patients covered under Medicare. PharMerica continues to bill skilled nursing facilities on a negotiated fee schedule.

   PharMerica's reimbursement for pharmaceuticals provided under state Medicaid programs are also subject to government regulation. During the fourth quarter of fiscal 2000, PharMerica began to experience the negative impact of two recent regulatory events which reduced reimbursement under state Medicaid programs, and it is expected that such lower reimbursements will continue into future years. The first event was the announcement by approximately 34 states of a significant reduction in AWP reimbursement levels for certain intravenous
(IV) drugs provided to Medicaid beneficiaries. The second event was CMS' reduction of FUL prices, which are used to set the reimbursement levels for numerous pills and tablets dispensed to Medicaid beneficiaries.

 Kickback/Referral Restrictions

   The fraud and abuse laws (i) preclude, among other things, persons from soliciting, offering, receiving or paying any remuneration in order to induce the purchasing of items or services that are paid for by Medicare or Medicaid and (ii) impose a number of restrictions upon referring physicians and providers of designated health services under Medicare and Medicaid programs. Significant criminal, civil and administration sanctions may be imposed for violation of these laws.

 Health Information Practices

   HIPAA and related rules and regulations set forth health information standards in order to protect security and privacy in the exchange of individually identifiable health information. Significant criminal and civil penalties may be imposed for violation of these standards. Management is not currently in the position to estimate or predict the cost of compliance with HIPAA requirements.

 Healthcare Reform

   As a result of a wide variety of political, economic and regulatory influences, the healthcare delivery industry in the United States is and will continue to be under intensive scrutiny and subject to fundamental changes. We cannot predict which, if any, of such reform proposals will be adopted, when they may be adopted or what impact they may have on us.

 Environmental Regulation

   We are aware that at our former Charleston, South Carolina distribution center there is evidence of residual soil contamination remaining from the fertilizer manufacturing process operated on that site by third parties over thirty years ago. Our environmental consulting firm conducted a soil survey and a groundwater study during

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fiscal 1994 and fiscal 1995. The results of the studies indicate that there is lead on-site at levels requiring further investigation and potential remediation. A preliminary engineering analysis was prepared by outside consultants during the third quarter of fiscal 1994, and indicated that, if both soil and groundwater remediation are required, the most likely cost is estimated to be $4.1 million. Accordingly, a liability of $4.1 million was recorded during fiscal 1994 to cover future consulting, legal and remediation and ongoing monitoring costs. We are working with the appropriate state and federal regulatory agencies regarding further tests and potential site remediation. That negotiation, investigation and remediation could take several years and the actual costs may differ from the liability that has been recorded. The accrued liability ($3.8 million at March 31, 2001), which is reflected in other liabilities in our consolidated balance sheet, is based on the present estimate of the extent of contamination, choice of remedy, and enacted laws and regulations, including remedial standards; however, changes in any of these could affect the estimated liability.

Properties

   As of March 31, 2001, we conducted our business from office and operating unit facilities at 185 owned and leased locations throughout the United States and Puerto Rico. In the aggregate, our operating units occupy approximately
8.0 million square feet of office and warehouse space, of which approximately
2.9 million square feet is owned and approximately 5.1 million square feet is leased under lease agreements with expiration dates ranging from fiscal 2001 to fiscal 2010.

   Our 53 full service pharmaceutical distribution facilities range in size from approximately 20,000 square feet to 231,500 square feet, with an aggregate of approximately 5.8 million square feet. Leased facilities are located in Puerto Rico plus the following states: Alabama, Arizona, California, Colorado, Delaware, Florida, Georgia, Hawaii, Idaho, Illinois, Indiana, Kentucky, Maryland, Massachusetts, Minnesota, Missouri, New Jersey, North Carolina, Ohio, Oregon, Pennsylvania, Tennessee, Texas, Utah, Virginia, Washington and West Virginia. Owned facilities are located in the following states: Alabama, California, Georgia, Illinois, Indiana, Kentucky, Massachusetts, Michigan, Mississippi, Missouri, Ohio, Oklahoma, Tennessee, Texas and Virginia. We utilize a fleet of owned and leased vans and trucks, as well as contract carriers to deliver our products. We consider our operating properties to be in satisfactory condition and well utilized with adequate capacity for growth.

   As of March 31, 2001, our PharMerica operations were located in 114 leased locations ranging in size from approximately 150 to 89,000 square feet and have a combined area of approximately 1,152,000 square feet. The lease expiration dates of the leased facilities range from fiscal 2001 through fiscal 2010.

   As of March 31, 2001, the other business units within the pharmaceutical distribution segment (our pharmaceutical alternate site distribution business, our pharmaceutical repackaging businesses and our smaller specialty units) were located in thirteen leased and two owned locations. The locations range in size from approximately 2,000 square feet to 153,000 square feet and have a combined area of approximately 678,000 square feet. The leases expire from fiscal 2001 through fiscal 2005.

   We own and lease an aggregate of approximately 315,000 square feet of general and executive offices in Orange, California and Chesterbrook, Pennsylvania, and lease approximately 28,000 square feet of data processing offices in Montgomery, Alabama. The lease expiration dates of these facilities range from fiscal 2004 through fiscal 2010.

Legal Proceedings

 AmeriSource

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   On April 20, 2001, a class complaint was filed against AmeriSource and others seeking damages for the alleged unlawful distribution of misbranded and adulterated drugs. AmeriSource is currently in the process of evaluating the complaint. At this time management is unable to determine the potential exposure AmeriSource faces as a result of the complaint and what effect, if any, the outcome may have on AmeriSource's business.

 Bergen

   On April 20, 2001, a class complaint was filed against Bergen and others seeking damages for the alleged unlawful distribution of misbranded and adulterated drugs. Bergen is currently in the process of evaluating the complaint. At this time management is unable to determine the potential exposure Bergen faces as a result of the complaint and what effect, if any, the outcome may have on Bergen's business.

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                      DESCRIPTION OF CERTAIN INDEBTEDNESS

Senior Debt

   In connection with the merger, AmerisourceBergen will enter into a credit agreement (the "Credit Agreement") with a syndicate of senior lenders providing a senior secured facility of $1.3 billion. The new credit facility
(i) will provide for a revolving credit facility in the maximum amount of $1 billion and (ii) a term loan facility in the amount of $300 million. $100 million will be available for letters of credit. The new credit facility will expire in August 2006. Among other things, the Credit Agreement will provide for: (i) interest rates of LIBOR plus a spread and (ii) the release of security based upon achievement of investment grade senior, unsecured debt ratings from Moodys and Standard & Poors credit rating agencies. In connection with the Credit Agreement, AmerisourceBergen will incur approximately $15 million of financing fees which will be deferred and amortized on a straight-line basis over the five-year term of the Credit Agreement. The term loan facility will be subject to amortization of principal in annual amounts to be determined.

   Borrowings under the Credit Agreement will bear interest at the rate of LIBOR plus a spread or the applicable prime rate plus a spread. Interest on loans under the Credit Agreement will be payable at least quarterly. Under the terms of the Credit Agreement, AmerisourceBergen will grant the senior lenders a perfected first priority security interest in AmerisourceBergen's inventory and other assets for collateral against borrowings under the Credit Agreement. AmerisourceBergen will be required to pay a commitment fee on the unused portion of the commitment under the Credit Agreement plus an annual administration fee.

   The credit agreement will contain affirmative covenants usual for facilities and transactions of this type. These covenants will include the following:

  . satisfactory insurance;

  . payment of taxes;

  . delivery of financial statements;

  . maintenance of properties; and

  . compliance with laws.

   The credit agreement will also contain negative covenants usual for facilities and transactions of this type. These include the following restrictions:

  . indebtedness;

  . liens;

  . sale/leaseback arrangements;

  . dividends and distributions;

  . capital expenditures;

  . mergers, acquisitions and assets dispositions;

  . investments;

  . transactions with affiliates;

  . changes in businesses conducted; and

  . amendments of certain material documents.

   Additional covenants will require compliance by AmerisourceBergen with specified financial ratios, including a leverage ratio and a fixed charge ratio. Obligations under the credit agreement will be unconditionally guaranteed by AmerisourceBergen's current and future domestic subsidiaries, with certain exceptions.

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AmeriSource Securitization

   Effective May 14, 1999, AmeriSource, through a consolidated wholly-owned special-purpose entity, established a new receivables securitization facility, which provided AmeriSource with up to $325 million in available credit. During the third quarter of fiscal 2000, AmeriSource amended its receivables securitization facility to provide an additional $75 million of borrowing capacity, increasing total commitments under this facility to $400 million (the "Securitization Facility"). In connection with the Securitization Facility, AmeriSource sells on a revolving basis certain accounts sponsored by a financial institution. AmeriSource was retained as servicer of the sold accounts receivables. The Securitization Facility has an expiration date of May 2003. Interest is at a rate at which funds are obtained by the financial institution to fund the receivables (short-term commercial paper rates) plus a program fee of 38.5 basis points (7.0% at September 30, 2000). AmeriSource is required to pay a commitment fee of 25 basis points on any unused credit in excess of $25 million under the facility. Fees of $0.9 million incurred to establish and amend the Securitization Facility were deferred and are being amortized on a straight-line basis over the term of the Securitization Facility. The transaction does not qualify as a "sale" in accordance with SFAS No. 140, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities," and, accordingly, AmeriSource accounts for the Securitization Facility as a financing transaction in its consolidated financial statements.

   Proceeds from the Securitization Facility were used to extinguish AmeriSource's prior receivables securitization financing ("Receivables Program") in the fourth quarter of fiscal 1999 and resulted in an extraordinary charge of $0.7 million (net of a $0.4 million tax benefit) related to the write-off of unamortized deferred financing fees. The Receivables Program bore interest at rates ranging from LIBOR plus 0.2% to the federal funds rate plus 1%. Transactions under this program did not qualify as sales under SFAS No. 125 and, accordingly, AmeriSource accounted for the Receivables Program as a financing transaction.

   The indenture governing the Securitization Facility contains restrictions and covenants which include limitations on the following:

  . incurrence of additional indebtedness;

  . restrictions on distributions and dividends to stockholders;

  . repurchase of stock and the making of certain other restricted payments;

  . issuance of preferred stock;

  . creation of certain liens;

  . transactions with subsidiaries and other affiliates; and

  . certain corporate acts such as mergers, consolidations, and sale of substantially all assets.

   Additional covenants require compliance with financial tests, including leverage, fixed charge coverage and maintenance of minimum net worth.

Bergen Securitization

   On December 20, 2000, Bergen replaced its receivables securitization program by entering into a new receivables securitization agreement with a financial institution. The new agreement, which has a five-year term, provides for a longer commitment by the financial institution than did the prior agreement, which had a one-year term. In addition, the new agreement is designed to give Bergen additional availability, improved pricing and more flexibility in the timing of receivable sales. Availability is subject to specified percentages of eligible receivables, as defined in the agreement. The initial maximum availability under the program is $350 million, but Bergen has the option to increase the maximum up to $450 million upon payment of an additional fee.


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   Through the new Bergen receivables securitization program, Bergen's subsidiary drug company sells, on an ongoing basis, its accounts receivable to Blue Hill II ("Blue Hill"), a 100%-owned special purpose subsidiary. Blue Hill, in turn, sells an undivided percentage ownership interest in such receivables to various investors. The program qualifies for treatment as a sale of assets under SFAS No. 140, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities." Sales are recorded at the estimated fair value of the receivables sold, reflecting discounts for the time value of money based on specified interest rates and estimated credit losses; the weighted average rate for the program was approximately 5.95% at March 31, 2001.

   As of March 31, 2001 and September 30, 2000, Bergen had outstanding net proceeds of $300 million and $168 million, respectively, from the sale of such receivables under its receivables securitization program, and accounts receivable has been reduced by these amounts in the accompanying Consolidated Balance Sheets. After the maximum limit of receivables sold has been reached and as sold receivables are collected, additional receivables may be sold up to the maximum amount available under the program. Aggregate discount and fees of approximately $5.7 million and $4.5 million for the three-month periods ended March 31, 2001 and 2000, and $10.9 million and $5.0 million for the six-month periods, respectively, on the sold receivables are included in net interest expense in the accompanying Statements of Consolidated Earnings.

Blanco Revolving Credit Facility

   One of Bergen's subsidiaries has a $55 million bank revolving credit facility which expires on May 20, 2002. Borrowings under the facility bear interest at 0.35% above LIBOR and are secured by a standby letter of credit under Bergen's senior credit facility for which Bergen incurs a fee of 2.75%. Following the consummation of the new credit facility described above, borrowings under the facility will be secured under the new credit facility for which AmerisourceBergen will incur a fee based on the spread under the new credit facility.

Bergen Senior Notes

   On December 1, 1992, Bergen filed a $400 million shelf registration relating to debt securities which may be either senior or subordinated in priority of payment. Also on December 1, 1992, Bergen entered into a senior indenture (the "Indenture") with Chemical Trust Company of California, as senior trustee. The senior notes set forth below were issued pursuant to the shelf registration and the Indenture.

 7 3/8% Senior Notes

   On January 14, 1993, Bergen sold $150 million aggregate principal amount of unsecured 7 3/8% Senior Notes due January 15, 2003. The 7 3/8% notes are not redeemable prior to maturity and are not entitled to any sinking fund. Interest on the 7 3/8% notes is payable semi-annually on January 15 and July 15 of each year.

   The Indenture contains covenants restricting Bergen's ability and the ability of certain of Bergen's subsidiaries to incur or permit to exist liens on their assets, except for permitted liens and to enter into sale and leaseback transactions, except permitted sale and leaseback transactions.

   The failure of Bergen and some of its subsidiaries to pay specific indebtedness when due constitutes, among other things, an event of default under the 7 3/8% notes and can lead to the acceleration of the payment of the 7 3/8% notes. As a result of the merger, these obligations will become obligations of AmerisourceBergen.

 7 1/4% Senior Notes

   On May 23, 1995, Bergen sold $100 million aggregate principal amount of unsecured 7 1/4% Senior Notes due June 1, 2005. The 7 1/4% notes are not redeemable prior to maturity and are not entitled to any sinking fund. Interest on the 7 1/4% notes is payable semi-annually on June 1 and December 1 of each year.

   The Indenture contains covenants restricting Bergen's ability and the ability of certain of Bergen's subsidiaries to incur or permit to exist liens on their assets, except for permitted liens and to enter into sale and leaseback transactions, except permitted sale and leaseback transactions. The failure of Bergen's and some of its subsidiaries to pay specific indebtedness when due constitutes, among other things, an event of default under the

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7 1/4% notes and can lead to the acceleration of the payment of the 7 1/4%
notes. As a result of the merger, these obligations will become obligations of AmerisourceBergen.

Durr-Fillauer 7% Convertible Subordinated Debentures

   In connection with the acquisition of Durr-Fillauer Medical Inc. and subsidiaries ("Durr") in September 1992, Bergen assumed $69 million of Durr's unsecured 7% Convertible Subordinated Debentures due March 1, 2006. Since September 1992, Bergen has redeemed $48.4 million aggregate principal amount plus accrued interest. The remaining unredeemed 7% debentures receive interest on March 1 and September 1 of each year.

   Under the terms of the indenture governing these debentures, Bergen must make a change of control offer on the remaining debentures as a result of the merger. As a result of the merger, the obligations under the 7% debentures will become obligations of AmerisourceBergen.

AmeriSource 5% Convertible Subordinated Notes

   In December 2000 AmeriSource issued $300 million of Convertible Subordinated Notes due December 1, 2007 (the "AmeriSource notes"). The AmeriSource notes have an annual interest rate of 5% and are payable semiannually on June 1 and December 1 of each year. The AmeriSource notes are convertible into Class A Common Stock of AmeriSource at $52.97 per share at any time before their maturity or their prior redemption or repurchase by AmeriSource. The AmeriSource notes are subordinated in right of payment to all of AmeriSource's existing and future senior debt. AmeriSource's direct wholly-owned subsidiary, AmeriSource Corporation, unconditionally guaranteed the AmeriSource notes on a subordinated basis. Net proceeds from the AmeriSource notes of approximately $290.7 million were used to repay existing borrowings of AmeriSource, and for working capital and other general corporate purposes.

   Upon the occurrence of specific changes in control of AmeriSource, each note holder has the right to require AmeriSource to purchase all or a portion of the note holder's AmeriSource notes at a price equal to 100% of the aggregate principal amount of the AmeriSource notes. The failure of AmeriSource and some of its subsidiaries to pay specific indebtedness when due constitutes, among other things, an event of default under the AmeriSource notes and can lead to the acceleration of the payment of the AmeriSource notes. As a result of the merger, these obligations will become obligations of AmerisourceBergen.

PharMerica 8 3/8% Senior Subordinated Notes

   In March 1998, PharMerica, Inc. ("PharMerica"), a wholly-owned subsidiary of Bergen, issued $325.0 million of 8 3/8% Senior Subordinated Notes due 2008. On June 25, 1999, PharMerica completed an offer to purchase its unsecured Senior Subordinated Notes. Holders tendered an aggregate principal amount of $16.9 million in response to PharMerica's offer to purchase the PharMerica notes at a cash price equal to $1,010 per $1,000 principal amount, plus interest. The offer was required as a result of the acquisition of PharMerica by Bergen on April 26, 1999 according to the terms of the indenture under which the PharMerica notes were issued.

   The indenture governing PharMerica's notes, among other things, prevents PharMerica and its subsidiaries from guaranteeing the financings. That indenture, with limited exceptions, also prevents PharMerica and its subsidiaries from making any payment to us unless PharMerica has a fixed charge coverage ratio (as defined therein) of at least 2.5 to 1, and such payments, along with the aggregate of all other similar payments, are less than the sum of
(i) 50% of the consolidated net income for PharMerica and its subsidiaries for the period from April 1, 1998 (or, if such consolidated net income for such period is a deficit, less 100% of such deficit), (ii) 100% of the aggregate cash proceeds from contributions of capital or the sale of equity (under certain circumstances) and (iii) certain limited sales of assets.

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   Pursuant to the terms of the indenture governing PharMerica's notes, after consummation of the merger we will be required to make a change of control offer to repurchase those notes at a purchase price equal to 101% of the principal amount thereof plus accrued and unpaid interest to the date of redemption.

Bergen 6 7/8% Exchangeable Subordinated Debentures

   In July 1986, Bergen issued $43 million of unsecured 6 7/8% Exchangeable Subordinated Debentures due July 2011. During March 1990, $32.1 million principal amount of the 6 7/8% debentures was tendered and purchased pursuant to an offer from Bergen. Since March 1990, Bergen has redeemed an additional $2.5 million aggregate principal amount plus accrued interest. The remaining unredeemed 6 7/8% debentures receive interest on January 15 and July 15 of each year.

   The failure of Bergen and some of its subsidiaries to pay specific indebtedness when due constitutes, among other things, an event of default under the 6 7/8% debentures and can lead to the acceleration of the payment of the 6 7/8% debentures. As a result of the merger, the obligations under the 6 7/8% debentures will become obligations of AmerisourceBergen.

Bergen Trust Preferred Securities

   During the year ended September 30, 1999, Bergen formed Bergen Capital I (the "Trust") which was established to sell preferred securities to the public; sell common securities to Bergen; use the proceeds from these sales to buy an equal amount of subordinated debt securities of Bergen; and distribute the cash payments it receives on the subordinated debt securities it owns to the holders of its preferred and common securities. In turn, Bergen will pay principal, premium (if any) and interest on its subordinated debt securities and will guarantee certain payments relating to the preferred securities.

   On May 26, 1999, the Trust, a wholly-owned subsidiary of Bergen, issued 12,000,000 shares of 7.80% Trust Originated Preferred Securities SM (TOPrS SM) (the "Preferred Securities") at $25 per security. The proceeds of such issuances were invested by the Trust in $300 million aggregate principal amount of Bergen's 7.80% Subordinated Deferrable Interest Notes due June 30, 2039. Bergen used the net proceeds from the Trust for general corporate purposes, principally retirement of a portion of its outstanding debt. The subordinated notes represent the sole assets of the Trust and bear interest at the annual rate of 7.80%, payable quarterly, and are redeemable by Bergen beginning in May 2004 at 100% of the principal amount thereof. The obligations of the Trust related to the Preferred Securities are fully and unconditionally guaranteed by Bergen.

   Holders of the Preferred Securities are entitled to cumulative cash distributions at an annual rate of 7.80% of the liquidation amount of $25 per security beginning June 30, 1999. The Preferred Securities will be redeemable upon any repayment of the Subordinated Notes at 100% of the liquidation amount beginning in May 2004.

   Bergen, under certain conditions, may cause the Trust to defer the payment of distributions for successive periods of up to 20 consecutive quarters. During such periods, accrued distributions on the Preferred Securities will compound quarterly at an annual rate of 7.80%. Also, during such periods, Bergen may not declare or pay distributions on its capital stock; may not redeem, purchase or make a liquidation payment on any of its capital stock; and may not make interest, principal or premium payments on, or repurchase or redeem, any of its debt securities that rank equal with or junior to the Subordinated Notes.

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